Exhibit 5.1

July 9, 2012

Prosper Marketplace, Inc.
111 Sutter Street, 22nd Floor
San Francisco, CA 94104

Ladies and Gentlemen:

We have acted as counsel to Prosper Marketplace, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-1 to be filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Act”), on the date hereof (the “Registration Statement”). The Registration Statement includes, as Part 1 thereof, a preliminary prospectus, dated July 9, 2012, relating to the offer of up to $300,000,000 in aggregate principal amount of the Company’s Borrower Payment Dependent Notes (the “Notes”). The Notes will be offered and sold in accordance with the terms of a Lender Registration Agreement (the “Lender Registration Agreement”), between the Company and a purchaser of the Notes. The form of the Lender Registration Agreement is attached as Exhibit 10.2 to the Registration Statement. The Notes will be issued under an Indenture, dated June 15, 2009 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We have assumed that the Trustee has duly authorized, executed and delivered the Indenture. We have further assumed that each Lender Registration Agreement relating to the Notes being offered will be duly authorized, executed and delivered by the Company and the other parties thereto.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that when and if: (i) the Registration Statement and any required post-effective amendments thereto have become effective under the Act and the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (ii) the Notes have been duly authorized and executed by the Company and authenticated by the Trustee in accordance with the Indenture and have been duly issued and delivered against payment therefor in accordance with the terms of a Lender Registration Agreement that is an enforceable obligation of the parties thereto, then the Notes will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We express no opinion as to any: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law or (ii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy.

We are members of the bars of the District of Columbia and the State of New York. We do not express any opinion herein on any laws other than the laws of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP

Covington & Burling LLP